Exhibit 21

SUBSIDIARIES LIST

Name	State of Incorp.	Date of Incorp.	Status/Date of Dissolution

Casino USA, Inc.	California	9-19-30	CURRENT/ACTIVE

Smart & Final Inc.	Delaware	7-2-91	CURRENT/ACTIVE

Smart & Final Stores Corporation	California	10-23-90	CURRENT/ACTIVE

Smart & Final Oregon, Inc.	Oregon	5-7-98	CURRENT/ACTIVE

Smart & Final de Mexico	Mexico	3-11-93	CURRENT/ACTIVE

Smart & Final del Noroeste	Mexico	8-13-93	CURRENT/ACTIVE

FoodServiceSpecialists.com	Oregon	9-8-00	CURRENT/ACTIVE

Casino Frozen Foods, Inc.	California	10-29-90	CURRENT/ACTIVE

American Foodservice Distributors, Inc.	California	10-1-90	CURRENT/ACTIVE

Port Stockton Food Dist., Inc.	California	5-8-62	CURRENT/ACTIVE

AmeriFoods Trading Company	Florida	7-10-95	CURRENT/ACTIVE

Henry Lee Exports Corp.	US Virgin Islands	4-29-91	CURRENT/ACTIVE

H L Holding Corporation	Nevada	12-23-97	CURRENT/ACTIVE

Okun Produce Company	Florida	7-5-73	CURRENT/ACTIVE

Non-profit foundations for charitable purposes do not have “shareholders” i.e. Smart & Final Disaster Relief Fund and Smart & Final Scholarship Foundation and are therefore not listed as subsidiaries.